Exhibit 99.1

IAC REPORTS Q1 2018

NEW YORK— May 9, 2018—IAC (NASDAQ: IAC) released its first quarter 2018 results today and separately posted a letter to shareholders from IAC’s CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.  Q1 2018 results reflect the impact of No. ASU 2014-09, Revenue from Contracts with Customers, which was adopted on January 1, 2018.

IAC SUMMARY RESULTS

($ in millions except per share amounts)

	Q1 2018	Q1 2017	Growth

Revenue	$995.1	$760.8	31%
Operating income	90.0	37.1	143%
Net earnings	71.1	26.2	171%
GAAP Diluted EPS	0.71	0.29	148%
Adjusted EBITDA	188.4	102.0	85%

See reconciliations of GAAP to non-GAAP measures beginning on page 13.

Q1 2018 HIGHLIGHTS

•                  Revenue of nearly $1 billion, up 31% year-over-year.

•                  ANGI Homeservices revenue increased 69% to $255.3 million, reflecting the combination with Angie’s List on September 29, 2017.  On a pro forma basis (including Angie’s List in the prior year period), revenue increased 15% to $258.2 million.  Excluding the transaction-related items, operating income was $13.7 million and Adjusted EBITDA was $42.0 million, which represents a 16% Adjusted EBITDA margin.

•                  Match Group revenue growth accelerated to 36% (from 28% in Q4 2017), the fastest quarterly growth since the IPO.  Tinder Average Subscribers were 3.5 million in Q1 2018, increasing 368,000 sequentially and 1.6 million year-over-year.  Operating income increased 91% to $112.2 million and Adjusted EBITDA increased 60% to $137.7 million.

•                  Vimeo subscribers increased 13% year-over-year to 901,000 and organic gross bookings growth accelerated to 29% year-over-year.

•                  Applications delivered operating income of $25.5 million and Adjusted EBITDA of $26.8 million.

•                  Publishing revenue increased 72% to $134.3 million driven in part by Premium Brands revenue growth accelerating to 49%.  Operating income and Adjusted EBITDA were $15.8 million and $17.2 million, respectively.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q1 2018	Q1 2017	Growth
	$ in millions
Revenue
Match Group	$407.4	$298.8	36%
ANGI Homeservices	255.3	150.7	69%
Video	66.2	50.6	31%
Applications	132.0	158.9	-17%
Publishing	134.3	78.1	72%
Other	—	24.0	NM
Inter-segment eliminations	(0.1)	(0.2)	65%
	$995.1	$760.8	31%
Operating Income (Loss)
Match Group	$112.2	$58.9	91%
ANGI Homeservices (a)	(10.8)	1.4	NM
Video	(15.9)	(15.6)	-2%
Applications	25.5	32.8	-22%
Publishing	15.8	(5.8)	NM
Other	—	(5.6)	NM
Corporate	(36.9)	(29.0)	-27%
	$90.0	$37.1	143%
Adjusted EBITDA
Match Group	$137.7	$86.2	60%
ANGI Homeservices (a)	36.6	10.2	259%
Video	(12.9)	(14.7)	12%
Applications	26.8	34.9	-23%
Publishing	17.2	1.2	1361%
Other	—	(1.5)	NM
Corporate	(17.0)	(14.3)	-19%
	$188.4	$102.0	85%

(a) Q1 2018 operating loss of $10.8 million at ANGI Homeservices includes $19.1 million in stock-based compensation expense and $5.3 million of costs and deferred revenue write-offs in connection with the Combination; excluding the transaction-related items, operating income was $13.7 million and Adjusted EBITDA was $42.0 million.

Match Group

Operating income was $112.2 million, up 91% year-over-year due primarily to 60% Adjusted EBITDA growth driven by higher revenue and lower selling and marketing expense as a percentage of revenue, partially offset by higher in-app purchase fees and employee costs (due primarily to increased headcount at Tinder).

Please refer to the Match Group Q1 2018 earnings release and the related investor presentation referenced therein for further detail.

ANGI Homeservices

•                  Revenue increased 69% to $255.3 million driven by 28% Marketplace growth (38% increase in service requests and a 24% increase in paying service professionals to 194,000), a full quarter contribution from Angie’s List following the completion of the combination of HomeAdvisor and Angie’s List to create ANGI Homeservices on September 29, 2017 and 52% growth in Europe.

•                  Operating loss was $10.8 million in Q1 2018 compared to operating income of $1.4 million in Q1 2017 reflecting:

•                  An increase in stock-based compensation expense of $20.4 million (which included $19.1 million arising from the Angie’s List transaction) and amortization of intangibles of $14.9 million (driven primarily by the Angie’s List transaction)

•                  Adjusted EBITDA growth of 259% to $36.6 million driven by higher revenue, partially offset by $2.8 million deferred revenue write-offs and $2.5 million of severance, retention and integration-related costs in connection with the Angie’s List transaction as well as higher selling and marketing expense and other operating expenses (due primarily to the Angie’s List transaction)

•                  As previously disclosed in our public filings, as of January 1, 2018, IAC adopted ASU No. 2014-09, which increased operating income and Adjusted EBITDA by $6.1 million in Q1 2018.  The increase in profits from the adoption of ASU No. 2014-09 is a result of the capitalization and amortization of sales commissions over the estimated life of a service professional; these costs were previously expensed as incurred.  The impact from the adoption of ASU No. 2014-09 was reflected in our prior guidance for 2018

Please refer to the ANGI Homeservices Q1 2018 earnings release for further detail.

Video

•                  Revenue increased 31% to $66.2 million driven by strong growth at Vimeo and contribution from Lady Bird at IAC Films, partially offset by declines at Electus.

•                  Operating loss increased to $15.9 million due to $1.8 million higher amortization of intangibles (driven primarily by the Livestream acquisition), partially offset by 12% lower Adjusted EBITDA losses.  The lower Adjusted EBITDA losses were driven by reduced losses from DailyBurn and profits at IAC Films, partially offset by higher losses from Electus and Vimeo (driven by investment in product development and marketing as well as $1.5 million of deferred revenue write-offs related to the Livestream acquisition).

Applications

•                  Revenue decreased 17% to $132.0 million due to a 23% decrease in Partnerships and a 16% decrease in Consumer.  Partnerships declines continued as expected and Consumer declines were primarily driven by lower revenue per query at the B2C desktop applications business and lower Apalon revenue as the business transitions more of its products to subscription.

•                  Operating income of $25.5 million decreased 22% driven primarily by a 23% decrease in Adjusted EBITDA to $26.8 million due to lower revenue, partially offset by lower marketing.

Publishing

•                  Revenue increased 72% to $134.3 million due to:

•                  49% higher Premium Brands revenue driven by 79% growth at Dotdash (accelerating from 39% in Q4 2017) and 54% growth at Investopedia, as well as growth at The Daily Beast and Dictionary

•                  83% higher Ask & Other revenue

•                  Operating income improved $21.6 million to $15.8 million (from a loss of $5.8 million in Q1 2017) driven primarily by Adjusted EBITDA growth ($17.2 million compared to $1.2 million in the prior year) due to higher revenue.

Corporate

Operating loss increased $8.0 million due primarily to a $7.3 million increase in stock-based compensation expense due primarily to a mark-to-market adjustment and a $2.7 million increase in Adjusted EBITDA losses (driven in part by higher compensation costs), partially offset by $2.1 million lower depreciation expense.

Free Cash Flow

For the three months ended March 31, 2018, Free Cash Flow increased $80.5 million due to higher Adjusted EBITDA, partially offset by higher capital expenditures.

	Three Months Ended March 31,
($ in millions)	2018	2017
Net cash provided by operating activities	$152.0	$67.9
Capital expenditures	(14.8)	(11.2)
Free Cash Flow	$137.2	$56.7

Income Taxes

In the first quarter of 2018, the Company recorded an income tax benefit of $29.0 million, which is primarily due to excess tax benefits generated by the settlement and exercise of stock-based awards.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2018, IAC had 83.4 million common and Class B common shares outstanding and had 8.6 million shares remaining in its stock repurchase authorization.  IAC may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

During Q1 2018, Match Group repurchased 0.8 million common shares and an additional 0.2 million shares in April 2018 for a total of 1.0 million shares at an average price of $44.43, mitigating the dilutive impact from stock-based compensation.

As of March 31, 2018:

•                  On a consolidated basis, the Company had $1.7 billion in cash and cash equivalents, of which IAC held $1.1 billion, Match Group held $287.5 million and ANGI Homeservices held $228.7 million.

•                  On a consolidated basis, the Company had $2.1 billion in long-term debt, of which IAC owed $552.4 million, Match Group owed $1.3 billion and ANGI Homeservices owed $271.6 million.

•                  IAC has a $300 million revolving credit facility and Match Group has a $500 million revolving credit facility.  Both credit facilities were undrawn as of March 31, 2018 and currently remain undrawn.

As of March 31, 2018, IAC’s economic and voting interest in:

•                  Match Group were 80.9% and 97.6%, respectively.  IAC held 223.9 million shares.

•                  ANGI Homeservices were 86.8% and 98.5%, respectively.  IAC held 415.9 million shares.

CONFERENCE CALL

IAC executives will participate in the ANGI Homeservices quarterly conference call to answer questions regarding IAC on Thursday, May 10, 2018, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast will be open to the public at www.iac.com/Investors or ir.angihomeservices.com.

OPERATING METRICS

	Q1 2018	Q1 2017	Growth

Match Group (a)

Revenue ($ in millions)
Direct Revenue (b)
North America (c)	$211.4	$175.3	21%
International (d)	181.4	112.4	61%
Total Direct Revenue(b)	$392.7	$287.8	36%
Indirect Revenue	14.6	11.0	33%
Total Revenue	$407.4	$298.8	36%

Average Subscribers (in thousands) (e)
North America (c)	3,976	3,386	17%
International (d)	3,457	2,525	37%
Total Average Subscribers	7,433	5,911	26%

ARPU(f)
North America (c)	$0.58	$0.57	2%
International (d)	$0.57	$0.48	18%
Total ARPU	$0.58	$0.53	8%

ANGI Homeservices

Revenue ($ in millions)

Actual
Marketplace (g)	$165.6	$129.6	28%
Advertising & Other (h)	70.4	8.4	736%
Total North America	$236.0	$138.1	71%
Europe	19.3	12.7	52%
Total ANGI Homeservices revenue	$255.3	$150.7	69%

Pro Forma (i)
Marketplace (g)	$165.6	$129.6	28%
Advertising & Other (h)	73.3	81.6	-10%
Total North America	$238.9	$211.2	13%
Europe	19.3	12.7	52%
Total ANGI Homeservices revenue	$258.2	$223.9	15%

Other ANGI Homeservices metrics (in thousands)
Marketplace Service Requests (g)(j)	5,031	3,656	38%
Marketplace Paying Service Professionals (g)(k)	194	156	24%
Advertising Service Professionals (l)	41	49	-16%

See notes on following page

	Q1 2018	Q1 2017	Growth

Video (in thousands)
Vimeo Ending Subscribers (m)	901	800	13%

Applications (in millions)
Revenue
Consumer (n)	$110.1	$130.3	-16%
Partnerships (o)	21.9	28.6	-23%
Total Revenue	$132.0	$158.9	-17%

Publishing (in millions)
Revenue
Premium Brands (p)	$38.8	$26.0	49%
Ask & Other (q)	95.5	52.1	83%
Total Revenue	$134.3	$78.1	72%

(a)         Reporting of OkCupid subscribers and revenue is now allocated between North America and International based on the actual location of subscribers (OkCupid subscribers and revenue have historically been reported in North America).  All prior periods have been adjusted to reflect this change to ensure comparability.

(b)         Direct Revenue includes both subscription and à la carte revenue that is directly received from an end user of our products.

(c)          North America consists of our businesses for users located in the United States and Canada.

(d)         International consists of our businesses for users located outside of the United States and Canada.

(e)          Average Subscribers is calculated by summing the number of Subscribers at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period.  A Subscriber is a user who purchases a subscription to one of our products.  Users who purchase only à la carte features do not qualify as Subscribers.

(f)            ARPU, or Average Revenue per Subscriber, is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte revenue from Subscribers) divided by the Average Subscribers in such period divided by the number of calendar days in such period.  Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.

(g)         Reflects the HomeAdvisor domestic marketplace service, including consumer connection revenue for consumer matches and membership subscription revenue from service professionals.  It excludes other North America operating subsidiaries within the segment.

(h)         Includes Angie’s List revenue (revenue from service professionals under contract for advertising and membership subscription fees from consumers) as well as revenue from mHelpDesk, HomeStars and Felix.

(i)            Pro forma results reflect the inclusion of Angie’s List revenue for all periods and excludes deferred revenue write-offs of $2.8 million in Q1 2018 in connection with the Angie’s List transaction.

(j)            Fully completed and submitted domestic customer service requests to HomeAdvisor.

(k)          The number of HomeAdvisor domestic service professionals that had an active subscription and/or paid for consumer matches in the last month of the period.

(l)            Reflects the total number of Angie’s List service professionals under contract for advertising at the end of the period.

(m)       The number of subscribers to Vimeo’s SaaS video tools at the end of the period.

(n)         Consumer revenue is composed of the direct-to-consumer downloadable desktop applications, Apalon, which houses our mobile operations, and SlimWare.

(o)         Partnerships revenue is composed of our business-to-business partnership operations.

(p)         Premium Brands revenue is composed of Dotdash, Dictionary.com, Investopedia and The Daily Beast.

(q)         Ask & Other revenue is principally composed of the Ask Media Group and CityGrid.

DILUTIVE SECURITIES

IAC has various dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	5/4/18	Dilution at:

Share Price			$132.42	$135.00	$140.00	$145.00	$150.00

Absolute Shares as of 5/4/18	83.7		83.7	83.7	83.7	83.7	83.7

RSUs	0.5		0.1	0.1	0.1	0.1	0.1
Non-publicly traded subsidiary denominated equity awards	0.2		0.1	0.1	0.1	0.1	0.1
Options	6.2	$62.48	2.5	2.5	2.6	2.7	2.8
Warrants	3.4	$229.70	0.0	0.0	0.0	0.0	0.0
Total Dilution			2.7	2.7	2.8	2.9	2.9
% Dilution			3.1%	3.2%	3.3%	3.3%	3.4%
Total Diluted Shares Outstanding			86.4	86.4	86.5	86.6	86.6

The dilutive securities calculation in the above table is different from GAAP dilution, which is calculated based on the treasury method, and is based on the following assumptions:

RSUs and non-publicly traded subsidiary denominated equity awards — These awards are settled on a net basis, with IAC making a cash payment on behalf of the holder equal to the amount of required tax withholdings; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, in each case assuming a withholding tax rate of 50%.  In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is used to repurchase IAC shares.

Options — The cash generated from the exercise of all options (both vested and unvested awards), consisting of (a) the option exercise price and (b) the estimated income tax benefit from the tax deduction received upon the exercise of IAC options, is used to repurchase IAC shares.

Exchangeable Senior Notes — No dilution is reflected in the table above for the 0.875% Exchangeable Senior Notes issued on October 2, 2017, which are exchangeable into IAC common shares at an initial conversion price of approximately $152.18 per share, because any dilution is offset by the assumed exercise of the bond hedge, which was purchased upon issuance of the Exchangeable Senior Notes.

ANGI Homeservices and Match Group Equity Awards and the Treatment of the Related Dilutive Effect

Certain ANGI Homeservices and Match Group equity awards can be settled either in IAC common shares or the common shares of these subsidiaries at IAC’s election.  For purposes of the dilution calculation above, these awards are assumed to be settled in shares of ANGI Homeservices and Match Group common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share amounts)

	Three Months Ended March 31,
	2018	2017

Revenue	$995,075	$760,833
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	201,962	145,958
Selling and marketing expense	402,832	350,411
General and administrative expense	184,184	143,595
Product development expense	76,937	54,760
Depreciation	19,257	19,888
Amortization of intangibles	19,953	9,161
Total operating costs and expenses	905,125	723,773

Operating income	89,950	37,060

Interest expense	(26,505)	(24,792)
Other expense, net	(4,619)	(7,714)
Earnings before income taxes	58,826	4,554
Income tax benefit	29,013	23,909
Net earnings	87,839	28,463
Net earnings attributable to noncontrolling interests	(16,757)	(2,254)
Net earnings attributable to IAC shareholders	$71,082	$26,209

Per share information attributable to IAC shareholders:
Basic earnings per share	$0.86	$0.34
Diluted earnings per share	$0.71	$0.29

Stock-based compensation expense by function:
Cost of revenue	$710	$502
Selling and marketing expense	1,765	1,807
General and administrative expense	45,626	26,940
Product development expense	10,981	4,726
Total stock-based compensation expense	$59,082	$33,975

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	March 31,	December 31,
	2018	2017
ASSETS

Cash and cash equivalents	$1,657,537	$1,630,809
Marketable securities	5,630	4,995
Accounts receivable, net of allowance	325,263	304,027
Other current assets	234,502	185,374
Total current assets	2,222,932	2,125,205

Property and equipment, net of accumulated depreciation and amortization	301,865	315,170
Goodwill	2,601,210	2,559,066
Intangible assets, net of accumulated depreciation and amortization	653,205	663,737
Long-term investments	81,912	64,977
Deferred tax assets	84,108	66,321
Other non-current assets	85,742	73,334
TOTAL ASSETS	$6,030,974	$5,867,810

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current portion of long-term debt	$14,120	$13,750
Accounts payable	79,588	76,571
Deferred revenue	374,339	342,483
Accrued expenses and other current liabilities	361,446	366,924
Total current liabilities	829,493	799,728

Long-term debt, net	1,980,579	1,979,469
Income taxes payable	24,076	25,624
Deferred income taxes	35,938	35,070
Other long-term liabilities	31,398	38,229

Redeemable noncontrolling interests	47,099	42,867

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	261	261
Class B convertible common stock	16	16
Additional paid-in capital	12,093,006	12,165,002
Retained earnings	702,915	595,038
Accumulated other comprehensive loss	(74,950)	(103,568)
Treasury stock	(10,226,721)	(10,226,721)
Total IAC shareholders’ equity	2,494,527	2,430,028
Noncontrolling interests	587,864	516,795
Total shareholders’ equity	3,082,391	2,946,823
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,030,974	$5,867,810

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Three Months Ended March 31,
	2018	2017

Cash flows from operating activities:
Net earnings	$87,839	$28,463
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	59,082	33,975
Depreciation	19,257	19,888
Amortization of intangibles	19,953	9,161
Deferred income taxes	(31,895)	3,717
Bad debt expense	9,528	6,241
Other adjustments, net	13,726	10,038
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(29,901)	(13,924)
Other assets	(22,680)	(15,873)
Accounts payable and other liabilities	(7,592)	14,872
Income taxes payable and receivable	(7,034)	(38,610)
Deferred revenue	41,725	9,915
Net cash provided by operating activities	152,008	67,863
Cash flows from investing activities:
Acquisitions, net of cash acquired	(21,295)	(52,365)
Capital expenditures	(14,801)	(11,157)
Proceeds from maturities and sales of marketable debt securities	5,000	75,350
Purchases of marketable debt securities	(4,975)	(19,926)
Purchases of investments	(18,180)	(29)
Net proceeds from the sale of businesses and investments	15	97,496
Other, net	9,347	213
Net cash (used in) provided by investing activities	(44,889)	89,582
Cash flows from financing activities:
Principal payments on IAC debt	—	(26,590)
Principal payments on ANGI Homeservices debt	(3,438)	—
Purchase of IAC treasury stock	—	(56,424)
Purchase of Match Group treasury stock	(32,465)	—
Proceeds from the exercise of IAC stock options	24,254	13,252
Proceeds from the exercise of Match Group and ANGI Homeservices stock options	1,752	7,111
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(282)	(38,579)
Withholding taxes paid on behalf of Match Group and ANGI Homeservices employees on net settled stock-based awards	(75,028)	(2,081)
Purchase of noncontrolling interests	(234)	(12,259)
Acquisition-related contingent consideration payments	(185)	(3,860)
Other, net	2,476	250
Net cash used in financing activities	(83,150)	(119,180)
Total cash provided	23,969	38,265
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	2,746	4,002
Net increase in cash, cash equivalents, and restricted cash	26,715	42,267
Cash, cash equivalents, and restricted cash at beginning of period	1,633,682	1,360,199
Cash, cash equivalents, and restricted cash at end of period	$1,660,397	$1,402,466

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

IAC RECONCILIATION OF OPERATING INCOME TO ADJUSTED EBITDA

	For the three months ended March 31, 2018
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$112.2	$17.0	$8.1	$0.2	$0.2	$137.7
ANGI Homeservices	(10.8)	24.9	6.2	16.3	—	36.6
Video	(15.9)	0.1	0.7	2.1	—	(12.9)
Applications	25.5	—	0.8	0.5	—	26.8
Publishing	15.8	—	0.7	0.7	—	17.2
Other	—	—	—	—	—	—
Corporate	(36.9)	17.1	2.8	—	—	(17.0)
Total	$90.0	$59.1	$19.3	$20.0	$0.2	$188.4

	For the three months ended March 31, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$58.9	$18.0	$7.6	$0.4	$1.3	$86.2
ANGI Homeservices	1.4	4.5	3.0	1.4	—	10.2
Video	(15.6)	—	0.5	0.3	—	(14.7)
Applications	32.8	—	1.0	0.6	0.5	34.9
Publishing	(5.8)	—	2.0	4.9	—	1.2
Other	(5.6)	1.7	0.8	1.5	—	(1.5)
Corporate	(29.0)	9.8	4.9	—	—	(14.3)
Total	$37.1	$34.0	$19.9	$9.2	$1.9	$102.0

ANGI HOMESERVICES OPERATING (LOSS) INCOME MARGIN AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Angie’s List Transaction-Related Items
		Deferred Revenue	Transaction	Stock-based	Excluding Transaction-
Q1 2018	As Reported	Write-offs	Costs	Compensation Expense	Related Items

Revenue	$255.3	$2.8			$258.2

Operating (loss) income	$(10.8)	$2.8	$2.5	$19.1	$13.7
Operating (loss) income margin	-4%				5%

Adjusted EBITDA	$36.6	$2.8	$2.5		$42.0
Adjusted EBITDA margin	14%				16%

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”).  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments, and this measure is one of the primary metrics on which our internal budgets are based and by which management is compensated.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature.    Adjusted EBITDA has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues.  We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sales of certain businesses and investments, and dividends received that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions (including the Combination), of stock options, RSUs, performance-based RSUs and market-based awards.  These expenses are not paid in cash and we view the economic cost of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding using the treasury stock method.  Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  To the extent that stock-based awards are settled on a net basis, the Company remits the required tax-withholding amounts from its current funds.

Please see page 9 for a summary of our dilutive securities, including stock-based awards.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions (including the Combination).  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as contractor and service professional relationships, technology, customer lists and user base, content, trade names and memberships, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the ANGI Homeservices conference call which will be held at 8:30 a.m. Eastern Time on May 10, 2018 (with IAC executives participating to answer questions regarding IAC), may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: (i) our continued ability to market, distribute and monetize our products and services through search engines, social media platforms and digital app stores, (ii) the failure or delay of the markets and industries in which our businesses operate to migrate online, (iii) our continued ability to introduce new and enhanced products and services that resonate with consumers, (iv) our ability to market our various products and services in a successful and cost-effective manner, (v) our ability to compete effectively against current and future competitors, (vi) our ability to build, maintain and/or enhance our various brands, (vii) our ability to develop and monetize versions of our products and services for mobile and other digital devices, (viii) our continued ability to rely on third parties in connection with the distribution and use of our products and services, (vix) adverse economic events or trends, either generally and/or in any of the markets in which our businesses operate, (x) our continued ability to communicate with users and consumers via e-mail or an effective alternative means of communication, (xi) the migration of users from our higher monetizing dating products to our lower monetizing dating products, (xii) our ability to successfully offset increasing digital app store fees, (xiii) our ability to establish and maintain relationships with quality service professionals, (xiv) changes in our relationship with, or policies implemented by, Google, (xv) foreign exchange currency rate fluctuations, (xvi) our ability to protect our systems from cyberattacks and to protect personal and confidential user information, (xvii) the occurrence of data security breaches, fraud and/or additional regulation involving or impacting credit card payments, (xviii) the integrity, quality, scalability and redundancy of our systems, technology and infrastructure (and those of third parties), (xix) changes in key personnel, (xx) our ability to service our outstanding indebtedness, (xxi) dilution with respect to our investments in Match Group and ANGI Homeservices, (xxii) operational and financial risks relating to acquisitions and our continued ability to identify suitable acquisition candidates, (xxiii) our ability to successfully integrate Angie’s List, (xxiv) our ability to expand successfully into international markets, (xxv) regulatory changes and (xxvi) our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties.  Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this press release.  IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) is a leading media and Internet company composed of widely known consumer brands, such as Match, Tinder, PlentyOfFish and OkCupid, which are part of Match Group’s online dating portfolio, and HomeAdvisor and Angie’s List, which are operated by ANGI Homeservices, as well as Vimeo, Dotdash, Dictionary.com, The Daily Beast and Investopedia.  The company is headquartered in New York City and has offices worldwide.

Contact Us

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

*    *    *